Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.
333-144500
July 12, 2007
COMMERCIAL METALS COMPANY
Final Term Sheet

Issuer:	Commercial Metals Company

Security Type:	Senior Unsecured Note

Ratings:	Baa2 (Moody’s) / BBB (Standard & Poor’s)

Par Amount:	$400,000,000.00

Trade Date:	July 12, 2007

Settlement Date:	July 17, 2007

Maturity:	July 15, 2017

Coupon (Interest Rate):	6.500%

Interest Payment Dates:	January 15 and July 15 of each year, beginning on January 15, 2008

Price to Public:	99.906%

Yield to Maturity:	6.513%

Benchmark Treasury:	UST 4.500% 05/15/17

Spread to Benchmark Treasury:	T + 140 bps

Benchmark Treasury Price and Yield:	95-09+; 5.113%

Make Whole Call:	T + 20 bps

Change of Control Offer:	At 101% upon occurrence of Change of Control Triggering Event

Joint Book-Running Managers:	Banc of America Securities LLC
ABN AMRO Incorporated

Sr. Co-Managers	BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Scotia Capital (USA) Inc.

Co-Managers	BMO Capital Markets Corp.
Fortis Securities LLC
Lazard Capital Markets LLC
Wells Fargo Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, either Banc of America Securities LLC or ABN AMRO Incorporated can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or by calling ABN AMRO Incorporated at 1-800-226-3756.